Exhibit 99.1

PRESS RELEASE

IMMEDIATE RELEASE

Aviragen Therapeutics to Host KOL Meeting on HRV Infections on October 13, 2016 in New York

ATLANTA, GA – October 10, 2016 – Aviragen Therapeutics, Inc. (NASDAQ: AVIR), a pharmaceutical company that is developing the next generation of antivirals, announced today that it will host a Key Opinion Leader (KOL) breakfast focused on the growing burden of human rhinovirus (HRV) infections in at-risk patient populations on Thursday, October 13, 2016 from 8:30 a.m. to 10:30 a.m. ET in New York.

The meeting will feature keynote presentations from Dr. Frederick G. Hayden, Professor Emeritus of Infectious Diseases and International Health at the University of Virginia, School of Medicine, and Dr. Sebastian L. Johnston, Professor of Respiratory Medicine and Allergy at Imperial College London and Director of the Wellcome Trust Centre for Respiratory Infection. Additionally, executives from Aviragen will provide an overview of the Company’s antiviral pipeline and its ongoing Phase 2b SPIRITUS trial of vapendavir for the treatment of HRV infections in patients with moderate to severe asthma.

A live audio webcast of the event can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.aviragentherapeutics.com. An archived replay of the webcast will be available for 30 days after the live event concludes.

About Aviragen Therapeutics, Inc.

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: These include vapendavir, an oral treatment for human rhinovirus (HRV) respiratory infections in moderate-to-severe asthmatics currently being evaluated in the Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343